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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

     RENAUD            ROBERT                    A.
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   (Last)               (First)                 (Middle)

     670 ESTATE CLUB DR.
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                                    (Street)

     ROSWELL                         GA                            30075
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   (City)                           (State)                       (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

          02/26/01
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Issuer Name and Ticker or Trading Symbol

          ATLANTIC AMERICAN CORPORATION (AAME)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

          VICE PRESIDENT AND CFO
      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Year)
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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock
   Options *(1)          7/07/1997   7/07/2002      Common Stock             5,000         $3.03125       D
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Employee Stock
   Options *(1)          7/07/1998   7/07/2002      Common Stock             2,500         $3.03125       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
   Options *(1)          7/07/1999   7/07/2002      Common Stock             2,500         $3.03125       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
   Options *(2)          10/31/1997  10/31/2002     Common Stock             3,000            $3.75       D
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Employee Stock
   Options *(2)          10/31/1998  10/31/2002     Common Stock             1,500            $3.75       D
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Employee Stock
   Options *(2)          10/31/1999  10/31/2002     Common Stock             1,500            $3.75       D
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Employee Stock
   Options *(3)          10/27/1998  10/27/2003     Common Stock             3,000           $3.734       D
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Employee Stock
   Options *(3)          10/27/1999  10/27/2003     Common Stock             1,500           $3.734       D
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Employee Stock
   Options *(3)          10/27/2000  10/27/2003     Common Stock             1,500           $3.734       D
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====================================================================================================================================

Explanation of Responses:

     *Options to buy granted pursuant to the Atlantic American Corporation
         1992 Incentive Plan

     (1) Options granted 7/07/1999
     (2) Options granted 10/31/1997
     (3) Options granted 5/5/1998


   /s/                                                      01/29/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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